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                         CONSENT OF INDEPENDENT AUDITORS

The Board of Trustees and Shareholders
  Horace Mann Mutual Funds

We consent to the use of our report incorporated by reference herein and to the references to our Firm above the headings "Equity Fund Financial Highlights", "Balanced Fund Financial Highlights", "Income Fund Financial Highlights", "Short-Term Investment Fund Financial Highlights", "Small Cap Growth Fund Financial Highlights", "International Equity Fund Financial Highlights", and "Socially Responsible Fund Financial Highlights", in the Prospectus and under the heading "Other Services-Independent Auditors" in the Statement of Additional Information.


Chicago, Illinois
April 19, 2002